Exhibit 99.1

QUANEX BUILDING PRODUCTS

ANNOUNCES COMPLETION OF

WOODCRAFT INDUSTRIES

ACQUISITION

HOUSTON, TX, NOVEMBER 2, 2015 — Quanex Building Products Corporation (NYSE:NX) (“Quanex”), a leading supplier of window and cabinet components, today announced the completion of its previously-announced acquisition of Woodcraft Industries (“Woodcraft”). Woodcraft is a premier supplier of doors and components to leading original equipment manufacturers (“OEMs”) in the kitchen and bathroom cabinet industry.

Bill Griffiths, Quanex’s Chairman, President and Chief Executive Officer, stated, “I am very pleased to formally welcome Woodcraft to the Quanex team. The combination of our two highly-complementary companies brings numerous benefits to Quanex, principally through the expansion of our addressable market to include the $3B kitchen and bath cabinet component industry. We are likewise committed to supporting Woodcraft’s stellar reputation for product excellence and customer service, and look forward to supporting their future growth opportunities.”

Woodcraft’s current management team, led by President Dale Herbst, will continue to operate Woodcraft from its St. Cloud, Minnesota headquarters as a stand-alone, wholly-owned subsidiary of Quanex.

About Quanex Building Products

Quanex Building Products Corporation is headquartered in Houston, Texas, with locations around the world. Our mission is, “to positively impact our customers, employees and shareholders and put them at the center of everything we do, through innovation, technology, best-in-class customer service and excellent returns.” An industry-leading manufacturer of engineered materials and components for building products sold to Original Equipment Manufacturers (OEMs), Quanex designs and produces energy-efficient window and door products, systems and solutions, as well as kitchen and bath cabinet components.

Employing top talent, developing forward-thinking technologies and solutions with an emphasis on energy efficiency and aesthetics, continuous improvement and integrity remain the cornerstones of Quanex’s business as it positions itself for future growth in the building products market.

For more information visit www.quanex.com.

Forward Looking Statements

Statements that use the words “estimated,” “expect,” “could,” “should,” “believe,” “will,” “might,” or similar words reflecting future expectations or beliefs are forward-looking statements. The forward-looking statements include, but are not limited to, the benefits accruing to Quanex from the acquisition of Woodcraft, Quanex’s support of future growth opportunities and the location from which Woodcraft will be operated and its organizational positioning. The statements set forth in this release are based on current expectations. Actual results or events may differ materially from this release. Factors that could impact future results may include, without limitation, the effect of both domestic and global economic conditions, the impact of competitive products and pricing, the availability and cost of raw materials, and customer demand. For a more complete discussion of factors that may affect Quanex’s future performance, please refer to Quanex’s Annual Report on Form 10-K for the fiscal year ended October 31, 2014, under the sections entitled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors,” and in our other documents filed with the Securities and Exchange Commission from time to time. Any forward-looking statements in this press release are made as of the date hereof, and Quanex undertakes no obligation to update or revise any forward- looking statements to reflect new information or events.

Media:

Jonathan Morgan or Jennifer Sanders

Perry Street Communications

jmorgan@perryst.com

jsanders@perryst.com

214-965-9955